Exhibit 99.1

FOR IMMEDIATE RELEASE                                  CONTACT: KEITH WINCHESTER
November 8, 2010                                                    856-439-0300


                       CORNERSTONE FINANCIAL CORPORATION

               REPORTS FIFTH CONSECUTIVE QUARTER OF PROFITABILITY

Mount Laurel, NJ, November 8, 2010 -- Cornerstone Financial Corporation (CFIC.OB), the holding company for Cornerstone Bank, reported today that net income available to common shareholders for the third quarter of 2010 increased by $177 thousand over the prior year's third quarter, to $446 thousand, or $0.24 per diluted share, as compared to net income of $269 thousand, or $0.15 per share, for the same period in 2009. Net income for the quarter before preferred stock dividends totaled $479 thousand, versus a net income of $269 thousand a year ago.

The improved quarterly performance for the three-month period compared to the prior year period reflects an increase of $536 thousand in net interest income and $275 thousand in non-interest income partially offset by an increase of $104 thousand in the provision for loan losses and a charge of $203 thousand in audit, legal and investment banking fees associated with a proposed capital transaction terminated by the Company. This charge represented $0.07 per diluted share. Without giving effect to this charge, the Company's operating earnings available to common shareholders for the third quarter were $569 thousand or $0.31 per share as compared to net income of $488 thousand or $0.27 per share for the second quarter of 2010 and $442 thousand or $0.24 per share for the first quarter of 2010. The net interest margin for the quarter increased by 8 basis points to 3.57% as compared to 3.49% for the same period in 2009.

For the nine month period ended September 30, 2010, Cornerstone Financial Corporation reported net income available to common shareholders of $1.4 million, or $0.76 per diluted share, as compared to a net loss of $1.0 million, or ($0.61) per share, for the same period in 2009. The change in net income for the nine-month period reflects an increase of $2.4 million in net interest income and $328 thousand in non-interest income, coupled with a reduction of $1.9 million in the provision for loan losses, partially offset by an increase of $504 thousand in non-interest expense and $1.7 million in income tax expense. The net interest margin for the nine-month period ended June 30, 2010 increased by 42 basis points to 3.70% as compared to 3.28% for the same period in 2009.

Total assets at September 30, 2010 were $367.5 million, an increase of $61.4 million or 20.1% over December 31, 2009. This change was primarily due to increases in cash equivalents of $29.3 million, investments securities of $28.8 million and loans receivable net of $3.5 million.

Total deposits at September 30, 2010 were $309.8 million, an increase of $60.3 million or 24.2% from December 31, 2009. The increase in deposits was attributable to a significant increase of $52.8 million in core deposits (defined as all interest bearing deposit accounts other than certificate of deposit accounts) coupled with an increase of $12.4 million in certificates of deposit, partially offset by a decrease of $4.9 million in non-interest bearing deposit accounts. This growth reflects our commitment to building strong relationships with new and existing customers of the Bank.

Gross loans receivable at September 30, 2010, totaled $242.1 million, an increase of $3.7 million or 1.6% from December 31, 2009. This increase was attributable to increases in commercial loans of $1.8 million and commercial real estate loans of $6.7 million. These increases were partially offset by decreases in real estate loans secured by residential properties of $3.2 million and consumer loans of $1.5 million.

At September 30, 2010 our total non-performing assets were $11.7 million or 3.16% of our total assets, an increase of $1.2 million from non-performing assets of $10.5 million or 3.44% of total assets at December 31, 2009.

Cornerstone's Chairman, President, and CEO George W. Matteo, Jr. commented "Although this past quarter has been filled with many challenges we are extremely pleased with our deposit growth and operating results. The level of profitability experienced this quarter represents our fifth consecutive quarter of profitability and continues the


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positive trend begun in the third quarter of 2009." Mr. Matteo added: "As discussed above, excluding the charge associated with a proposed capital transaction, the Company's operating earnings available to common shareholders increased by $0.04 per share over the second quarter of 2010 and demonstrates our core business continues to get stronger." Mr. Matteo continued, "We are extremely pleased that we have been able to grow our net interest margin period over period despite the extremely difficult economic environment."

Cornerstone Financial Corporation is a New Jersey based bank holding company headquartered in Mount Laurel, New Jersey and is the holding company for Cornerstone Bank ("the Bank"), a New Jersey state chartered commercial bank headquartered in Moorestown, New Jersey. The Bank commenced operations on October 4, 1999, and conducts business from its main office in Moorestown and from six additional branch offices located in Medford, New Jersey, Burlington, New Jersey, Cherry Hill, New Jersey, Voorhees, New Jersey, Mount Laurel, New Jersey and Marlton, New Jersey.

Set forth below is selected financial information concerning Cornerstone Financial Corporation:


SELECTED BALANCE SHEET DATA                        SEPTEMBER 30,    DECEMBER 31,
(In thousands)                                         2010            2009
                                                   ------------     ------------
                                                    Unaudited         Audited
Investments held to maturity                         $  44,209      $  48,059
Investments available for sale                          32,689              -
Loans receivable                                       242,125        238,424
Allowance for loan losses                                3,663          3,432
Total assets                                           367,529        306,144
Deposits                                               309,833        249,493
Advances from the Federal Home Loan Bank                25,000         29,883
Stockholders equity                                     19,391         17,813


                                                   SEPTEMBER 30,    DECEMBER 31,
SELECTED CAPITAL RATIOS FOR THE BANK                   2010            2009
                                                   ------------     ------------
                                                    Unaudited         Audited
Shareholders' equity to total assets                      5.3%           5.8%
Leverage ratio                                            6.7%           7.3%
Risk-based capital ratios:
  Tier 1                                                  8.7%           8.5%
  Total Capital                                          10.8%          10.7%


SELECTED NON-PERFORMING ASSET DATA                 SEPTEMBER 30,    DECEMBER 31,
(In thousands)                                         2010             2009
                                                   ------------     ------------
Non-performing assets:                              Unaudited          Audited
Loans past due 90 days or more and accruing
Commercial                                           $     634       $    634
Commercial real estate                                     270          1,765
Residential real estate                                    244              -
                                                     ---------      ---------
Total loans past due 90 days or more and accruing    $   1,148      $   2,399
                                                     ---------      ---------

Non-accrual loans:
Commercial                                           $   1,232      $   1,401
Commercial real estate                                   6,185          3,722
Construction                                             2,480              -
Residential real estate                                      -          3,020
                                                     ---------      ---------
Total                                                    9,897          8,143
Impaired loans                                             654              -
Real estate owned                                            -              -
                                                     ---------      ---------
Total non-performing assets                          $  11,699      $  10,542
                                                     =========      =========

                                                  NINE MONTHS       NINE MONTHS
                                                      ENDED           ENDED
SELECTED ALLOWANCE FOR LOAN LOSS DATA             SEPTEMBER 30,    SEPTEMBER 30,
(In thousands)                                         2010            2009
                                                  -------------    -------------
                                                    Unaudited        Unaudited
Balance at beginning of period                       $   3,432      $   1,133
Provision for loan losses                                  382          2,351
Charge-offs (net of recoveries)                            149              -
                                                     ---------      ---------
Balance, end of period                               $   3,663      $   3,484
                                                     =========      =========

                                        THREE MONTHS     THREE MONTHS         NINE MONTHS        NINE MONTHS
                                            ENDED            ENDED               ENDED              ENDED
SELECTED INCOME STATEMENT DATA          SEPTEMBER 30,    SEPTEMBER 30,       SEPTEMBER 30,       SEPTEMBER 30,
(In thousands except per share data)        2010             2009                2010               2009
                                        -------------    -------------       -------------      --------------
                                          Unaudited       Unaudited            Unaudited          Unaudited
Interest income                            $ 4,069          $ 3,873            $  12,053           $ 10,841
Interest expense                             1,162            1,502                3,455              4,634
Net interest income                          2,907            2,371                8,598              6,207
Provision for loan losses                      235              131                  382              2,351
Income (loss) before income taxes              790              422                2,414             (1,770)
Net income (loss)                              479              269                1,475             (1,025)
Preferred stock dividends                       33                -                   99                  -
Net income (loss) available to common          446              269                1,376             (1,025)
shareholders

Earnings per share
Basic                                      $  0.25          $  0.15            $    0.76           $  (0.61)
Diluted                                    $  0.24          $  0.15            $    0.76           $  (0.61)

Weighted average shares outstanding
Basic                                        1,810            1,741                1,810              1,686
Diluted                                      1,833            1,741                1,821              1,686


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FORWARD-LOOKING STATEMENTS

     Cornerstone Financial Corporation (the "Company") may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (many of which are beyond the Company's control). Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be," or "would." The factors which could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements include those items listed under "Item 1A-Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and the following factors, among others: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve"); inflation; interest rates; market and monetary fluctuations; the timely development of new products and services by the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the success of the Company in gaining regulatory approval of its products, services, dividends and of new branches, when required; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; the ability to continue to effectively manage costs, including the costs incurred in connection with the opening of new branches; changes in consumer spending and saving habits; and the success of the Company at managing the risks resulting from these factors.